EXHIBIT 21.1

                       SUBSIDIARIES OF STAFF LEASING, INC.

Staff Acquisition, Inc.

Staff Insurance, Inc.

Staff Leasing, L.P.

Staff Leasing II, L.P.

Staff Leasing III, L.P.

Staff Leasing IV, L.P.

Staff Leasing V, L.P.

Staff Leasing of Georgia,  L.P.

Staff Leasing of Georgia II, L.P.

Staff Leasing of Georgia III, L.P.

Staff Leasing of Texas,  L.P.

Staff Leasing of Texas II, L.P.

P. S. of New Mexico, Inc.

Staff Insurance Corp.